As filed with the Securities and Exchange Commission on February 7, 2011
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-154918)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Voltaire Ltd.
(Exact Name of Registrant as Specified in Its Charter)

State of Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
13 Zarchin Street
Ra’anana 43662, Israel
(Address, Including Zip Code, of Principal Executive Offices)

VOLTAIRE LTD. 2007 INCENTIVE COMPENSATION PLAN
(Full title of the plans)

Voltaire, Inc.
100 Apollo Drive
Chelmsford, Massachusetts 01824
(978) 439-5400
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
COPY TO:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attn: Alan C. Mendelson
Mark V. Roeder

DEREGISTRATION OF COMMON STOCK
The Registration Statement on Form S-8 (Registration No. 333-154918) (the “Registration Statement”) of Voltaire Ltd., a public company formed under the laws of Israel (“Voltaire”), pertaining to the registration of 400,000 ordinary shares of Voltaire, par value NIS 0.01 per share (the “Ordinary Shares”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on October 30, 2008.
Mellanox Technologies, Ltd., a public company formed under the laws of Israel (“Mellanox”), Mondial Acquisition Corporation Ltd., a private company formed under the laws of Israel and a wholly owned subsidiary of Mellanox (“Merger Sub”), and Voltaire entered into an Agreement of Merger dated as of November 29, 2010 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Voltaire, Voltaire would become a wholly owned subsidiary of Mellanox, and all outstanding Ordinary Shares of Voltaire would be exchanged into the right to receive a cash amount equal to US $8.75, without interest (these actions are collectively referred to as the “Merger”). The Merger became effective on February 7, 2011 (the “Effective Time”).
As a result of the Merger, Voltaire has terminated all offerings of Ordinary Shares of Voltaire pursuant to its existing registration statements, including this Registration Statement. In accordance with an undertaking made by Voltaire in the Registration Statement to remove from registration, by means of a post-effective amendment, any Ordinary Shares of Voltaire which remain unsold at the termination of the offering, Voltaire hereby removes from registration all Ordinary Shares of Voltaire registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yokneam, Israel, on February 7, 2011.

VOLTAIRE LTD.
By:	/s/ Eyal Waldman
	Name:	Eyal Waldman
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eyal Waldman Eyal Waldman	President, Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2011

/s/ Michael Gray Michael Gray	Chief Financial Officer (Principal Financial and Accounting Officer)	February 7, 2011

/s/ Irwin Federman Irwin Federman	Director	February 7, 2011

/s/ Amal Johnson Amal Johnson	Director	February 7, 2011